EXHIBIT 99.1

FINAL SCRIPT

Conference Call Script

BEE - Q3 2008 Strategic Hotels and Resorts Earnings Conference Call

Event Date/Time: Nov. 06. 2008 / 10:00AM ET

FINAL SCRIPT

Nov. 06. 2008 / 10:00AM ET, BEE - Q3 2008 Strategic Hotels and Resorts Earnings Conference Call

CORPORATE PARTICIPANTS

Laurence Geller

Strategic Hotels and Resorts—President and CEO

Jim Mead

Strategic Hotels and Resorts—Executive Vice President and CFO

Ryan Bowie

Strategic Hotels and Resorts—Vice President and Treasurer

CONFERENCE CALL PARTICIPANTS

Jeff Donnelly

Wachovia Securities—Analyst

Bill Crow

Raymond James and Associates—Analyst

Smedes Rose

Keefe, Bruyette and Woods—Analyst

Chris Woronka

Deutsche Bank—Analyst

Guillermo Garau-Medina

RBC Capital Markets—Analyst

Juan Kemp

JMP Securities—Analyst

Andrew Whitman

Robert W. Baird and Co.—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Welcome to the third quarter 2008 Strategic Hotels results and earnings conference call.

(OPERATOR INSTRUCTIONS)

I will now turn the call over to Mr. Ryan Bowie, Vice President and Treasurer.

Ryan Bowie—Strategic Hotels and Resorts—Vice President and Treasurer

Thank you. Good morning, everyone.

Welcome to Strategic Hotels and Resorts third-quarter 2008 earnings conference call. Our press release and supplemental financials were distributed yesterday, and are also available in the Company’s website at StrategicHotels.com within the investor relations section. We are hosting a live webcast of today’s call which can be accessed from the same section of the site, and a replay of today’s call will also be available for one month.

Before we get underway, I would like to say this conference call will contain forward-looking statements under federal securities laws. These statements are based on current expectations, estimates and projections about the market and the industry in which the Company operates, in addition to management’s beliefs and assumptions. Forward-looking statements are not guarantees of performance and actual operating results may be affected by a wide variety of factors. For a list of these factors please refer to the forward-looking statement notice included within our SEC filings.

FINAL SCRIPT

Nov. 06. 2008 / 10:00AM ET, BEE - Q3 2008 Strategic Hotels and Resorts Earnings Conference Call

In the press release and supplemental financials the Company has reconciled all non-GAAP financial measures to those directly comparable GAAP measures in accordance with Regulation G requirements.

I would like to introduce the members of the management team with me here today; Laurence Geller, President and Chief Executive Officer, and Jim Mead, Executive Vice President and Chief Financial Officer, who will lead today’s discussions. Also available during the Q&A session will be Richard Moreau, Executive Vice President and, Head of Asset Management.

Jim Mead—Strategic Hotels and Resorts—Executive Vice President and CFO

Thank you Ryan, good morning and welcome to our third quarter conference call.

Yesterday evening, we reported third quarter FFO per share of $0.31 and EBITDA of $55.8 million, both within our guidance range and above consensus estimates. Excluded from these results is approximately $97 million of one-time impairment and other charges taken in the quarter primarily related to our decision to cancel plans for the Aqua building expansion of the Fairmont Chicago, and impairment of goodwill as a result of the declining operating environment. Comparable FFO and EBITDA also exclude a $37 million gain on sale from the Hyatt Regency Phoenix that closed in the beginning of the quarter.

Our financial results reflected an acceleration of the weakening trends in demand that are consistent with what Smith Travel has been reporting. Our North American RevPAR was down 3.3% for the quarter driven by a 4.8 percentage point drop in occupancy, offset by a 2.8% increase in average rate.

Group demand weakened during the quarter; however, more concerning is that the decline in forward indicators of business demand accelerated, with a sharp drop off beginning in early August and continuing through today. Although visibility is limited, it would appear that our industry rapidly transitioned during the third quarter from a more predictable downturn or recessionary track into a path towards a substantial contraction in demand at least through the remainder of the year and into the first part of next.

During the third quarter, our group business fell short of our targets and our operations were mildly impacted by group cancellations. This led to a 9% decline in group room nights. Within the group mix, we shifted some business from the more profitable corporate segment into other lower rated categories including associations. So our group rate, while up 6%, was marginally lower than the contracted group rate increases for business that was on the books going into the quarter. As the quarter progressed, our management companies reported a trend in group cancellations, in particular, in certain categories of the luxury hotel segment which increased after the press reports of an extravagant AIG meeting in Southern California.

We experienced similar trends in the transient side of our business and transient room nights declined 3% during the quarter. The highest rated premium segment, which is about a fifth of our transient room nights, declined 21% as corporations significantly reigned in travel budgets and consumers curtailed or deferred spending. Declines in airline capacity and higher ticket prices compounded the negative factors integral to short-term travel decision making. Working with our asset management team, our property management companies opened up selected discount channels in an effort to fill in these lost room nights. The integrity of the pricing within each booking category has largely been maintained and our average transient rate increased 0.8% in the quarter. Based on previous downturns, we expect increasing discounting of rates going forward and are today seeing a growing variety of innovative discounting measures, such as complimentary upgrades, extra night free, free internet and free breakfasts. Having said this, it is important to keep in mind that our managers are the most highly regarded brands and have more controls and sophisticated yield management systems than in prior periods of market weakness.

Non-room related revenues declined 5% during the quarter, primarily the result of a 5 point drop in occupancy.

Group contribution to food and beverage revenues increased 5% per occupied room which confirms that groups are still spending once they are in house. Consistent with accelerating declines in consumer spending trends, we note that our pace for social bookings during the upcoming holiday season appears to be slower than in previous years. Our group room night expectations for the fourth quarter are currently 7.5% down from last year, with the impact largely occurring in November. Our definite group pace for 2009 remains about flat to the same time last year however, should the slowing trend in group booking velocity be maintained, accurately predicting future pace will remain difficult.

Cost containment programs remain a top priority for our management team and we managed to a 220 basis points margin contraction at the gross operating profit level and 240 basis points at EBITDA against a 4% decline in total revenues.

Scottsdale continues to be the most severely impacted market in our portfolio to date and margins at our Fairmont property were negative for the third quarter with a combination of the summer slowdown, rooms displaced during completion of a rooms renovation, and reduced group demand, so excluding this hotel, margins contracted by only 160 basis points.

Our labor management systems enabled our properties to eliminate 95,000 hours worked, a decline of approximately 3%. Salaries and wages across our North American properties were down 3.5%. Looking at it a different way, since the beginning of August, we’ve eliminated 318 FTEs at our hotels.

Although our food margins declined against 3.6% lower sales, our food specification and purchasing programs managed the increase in our food costs to 2% against an increase in wholesale food costs of 6%.

FINAL SCRIPT

Nov. 06. 2008 / 10:00AM ET, BEE - Q3 2008 Strategic Hotels and Resorts Earnings Conference Call

Our other operating expenses were down 0.6% even with a 7% increase in the cost of utilities. This was as a result of reductions in everything from linen costs and laundry, to stationary and uniform costs.

Consistent with the increasing severity of the economic situation and the resulting decline in demand, we are increasing the intensity of our planned cost programs to include sharing of fixed staffing between hotels, elimination of additional staff positions, closings of restaurants for lunch and dinner, cutting back or eliminating room service hours, reengineering menus, working with our operators on amenities and standards reductions and when practical, actually closing guestroom wings, or floors as possible given internal booking patterns.

Turning to our European properties, we reported a 5% increase in RevPAR and 7.8% increase in Total RevPAR. Results measured in constant US dollars were similarly strong. We had a strong quarter in London although we anticipate that the overall market and our hotel will follow the general US trend.

The Marriott Grosvenor Square benefited from the first phase of a rooms renovation and the repositioning of certain food and beverage outlets that resulted in a 10% increase in Total RevPAR in constant dollars. We believe the excellent location of this hotel will, to a degree, help insulate its relative performance in a downturn.

The Paris market overall was flat, although our Renaissance Le Parc in Paris had an 18% increase in RevPAR reflecting the successful repositioning and rebranding that was completed earlier this year. Our expectation is that Paris will be affected by the global slowdown; however, again we believe that the locations of our properties offer relative insulation.

The InterContinental in Prague continues to struggle along with the market as RevPAR declined 23% on a constant dollar basis. Anticipating this trend will continue through the end of the year, we are implementing significant cost cutting and operational remediation measures to bolster our position. I will note that next year’s booking trends are favorable for this hotel with pace up over 100% from last year.

Foreign exchange rates moved significantly during the third quarter and will likely have a negative effect on reported profits beginning in the fourth quarter of this year.

Let me spend a few moments describing the $97 million in charges we took during the quarter. The velocity of economic and market changes, and our assumptions based on current economic forecasts that these conditions will continue, mandated a reexamination of certain of our investment plans and the carrying values of our hotels.

We announced on October 3rd that we would cancel our commitment to purchase the expansion space for the Fairmont Chicago hotel and write off the $35 million security deposit and planning costs to date. In 2006, we had contracted to purchase upon completion, 15 floors of hotel rooms and a ballroom in the Aqua building adjacent to the Fairmont and build out the finishes with a scheduled delivery into service during 2009.

As the acquisition date approached, we concluded that increased costs, combined with market conditions that would have substantially delayed the ramp up of this new facility, reduced the value of the investment and we determined that the risk adjusted return was no longer justified against the value of preserving corporate liquidity during these uncertain times.

Given the deterioration in market conditions and current expectations for a slow economic recovery, we examined the potential for impairment of the carrying value of our hotels and felt it appropriate to write-off goodwill and other intangible assets carried at two of our properties, the Fairmont Scottsdale and Ritz-Carlton Laguna Niguel which added another $58 million to our total one-time charges.

At the same time, we reviewed our hotel level capital programs and determined that certain planning costs related to projects that were not immediately feasible or may require redesign given the current or potential market changes. As such, we felt it prudent to write down $3.6 million in property planning costs associated with these projects.

Despite these write-offs, we continue to have a valuable inventory of capital programs that will contribute to our growth as markets improve and we determine it appropriate to commence project implementation.

We are just now completing a renovation, including the addition of 11 new rooms at our Four Seasons in Washington, D.C., which, with the inclusion of a super suite, gives the hotel a unique ability in the market to securely host heads of state and similar delegations. The new lobby, bar and restaurant will all be completed by year-end and we expect the hotel to perform well next year given that this upgrade was timed to be introduced with the change of administration that brings with it the historical pattern of high rates incremental demand. The hotel, incurred approximately $1 million in displacement in the last quarter during its completion of the rooms and suites.

Our capital programs have been reduced substantially and we expect to spend approximately $25 million in the fourth quarter to conclude in progress programs and have very little CapEx in place for 2009 over the spending from our FF&E reserves. In concert with our operators, we maintain the disciplined and cooperative approach to FF&E expenditures that we first successfully implemented during the downturn of the early 2000s. As such, we are carefully evaluating each expenditure with a view to husbanding capital in this uncertain environment.

The velocity of events during these past turbulent weeks have demonstrated the difficulty of accurately forecasting and giving guidance in this unusual environment. The trends are clearly negative for the fourth quarter and prudence dictates that we plan for this quarter’s performance to carry over into the beginning of next year.

Our RevPAR performance has, for the most part, consistently been above the levels that Smith Travel reports for the US Luxury segment. To give you a sense of the velocity of change in the markets, since the end of August, the four week moving average of our running 28 day RevPAR growth has dropped from positive 1.3% to negative 11.0% in the latest report. This compares to the broader U.S. luxury segment which is

FINAL SCRIPT

Nov. 06. 2008 / 10:00AM ET, BEE - Q3 2008 Strategic Hotels and Resorts Earnings Conference Call

currently down 14%. Given how quickly these numbers have deteriorated and the current caution and concerns expressed by both businesses and individual consumers, we see little rationale in planning for an immediate change in these demand dynamics.

Neither we, nor our branded operators are immune from the general inability to accurately forecast in this environment. So we are providing guidance for planning purposes and are assuming fourth quarter RevPAR growth of between negative 12% and 14% and negative 13% to 15% in Total RevPAR. This would provide comparable FFO per share between $0.11 and $0.19 for the fourth quarter.

Based on these planning assumptions, full year 2008 guidance was lowered to comparable FFO per share between $1.22 and $1.30, which represents a 16.5% decrease from previous guidance at the midpoint. Full year RevPAR and Total RevPAR is expected to decline between 3.5% and 5.5%.

Given the uncertainty in market conditions and decreased expectations, we felt it prudent to initiate discussions with our bank lending group to create additional cushion in the financial covenants of our line of credit agreement. We are fortunate to have some of the best assets in the industry unencumbered by debt and backing this credit at a low leverage and high coverage; and that we have no debt maturities until August of 2011.

Now let me turn the call over to Laurence.

Laurence Geller—Strategic Hotels and Resorts—President and CEO

Thank you Jim.

As a management team, we cannot ignore all the indicators pointing towards an unusually challenging operating environment over at least the next several quarters in line with this nations’ overall economic anticipated performance. Our fourth quarter forecast reflects the rapid demand deterioration which commenced in August, accelerated almost daily throughout September and October, and was exacerbated by the series of highly publicized financial crises that began in the U.S. and quickly spread globally. These events logically had, and appear to continue to have, a significant impact on spending habits as consumer confidence plummeted from 61.4 in September down to an all-time low of 38.0 in October. Market volatility is at an all-time high as the VIX index spiked up to 80 in October from 22 on September 1st before settling down around 60 which is three times its 10 year average.

While we are indeed hopeful that the seemingly compounding back-to-back events of September and October will not be representative of future months, we’re well aware that lodging demand is highly correlated with GDP and with most economists calling for 3 to 5 consecutive quarters of contraction and unemployment to be in excess of 8%, we must plan accordingly. We are not immune to economic turbulence and our experiences in successfully managing through economic downturns since the early seventies mandate that we plan for a continuing pattern of erosion in demand as consumers pull back on discretionary spending and businesses retrench domestically and internationally.

This is especially relevant as we are in the midst of the annual planning and budget process with each of our hotels. The reality is neither we, nor our widely experienced operators, know how the economy will perform and we have no choice but to make our operational and financial plans based on current economic forecasts, while remaining nimble and flexible enough to quickly react to changes for better or worse.

As we’ve said before, our primary operational focus has been, and is, on costs, and specifically on the all important reduction in labor costs. Our tried and proven labor management systems have been and are a crucial tool in our planning processes and disciplined program execution. These crucial and sustaining reductions in labor costs were the basis of our contingency plans, which were initially implemented in August of last year, and their continuing rigorous and disciplined implantation and execution are critical to minimizing margin erosion in diminishing revenue periods. Our extensive experience of successfully managing through multiple cycles has taught us that these efforts provide the foundation for strong performance as the downward trends cease and the inevitable recovery begins, thus giving us greater margin improvement potential and increased profits per dollar of incremental revenue.

Without losing any of our clear and disciplined focus on the cost side, we also aggressively manage our properties to gain market share at the expense of our competitors during these weaker periods and measure our success in part on how our properties perform relative to their competition and are continually working with our operators to develop and execute bold, innovative and creative tactics and programs to capture market share and add revenue enhancement programs at every level of our operations.

I should point out that in looking at our upcoming business from a planning perspective, we have scrutinized our future bookings to identify pieces of business that have the highest risk of attrition or cancellation, such as financial services business, and are taking what is currently a realistic view of future business so that each hotel bases their plans on downside scenarios while remaining agile enough to quickly respond to challenges, changes, improvements and opportunities.

Given the lack of visibility into the future, the downturn over the past weeks and the current GDP forecasts, we have no choice but to mirror our approach with cost cutting and cash conservation at the property level with the same calculated approach we use for our own balance sheet. Therefore, in the same manner as we have cut back on capital expenditures other than work in progress or activities essential to ensure our properties remain competitive during these difficult times, prudence equally demands that at this time we do not reach into our lines of credit to pay dividends. We are well aware of the importance of the dividend to our shareholders, however, given the uncertainty of operating cash flows and the conditions of the credit markets, our Board determined it was in the best interests of our shareholders to suspend dividends on our common stock and preserve capital to improve our balance sheet.

FINAL SCRIPT

Nov. 06. 2008 / 10:00AM ET, BEE - Q3 2008 Strategic Hotels and Resorts Earnings Conference Call

Our forecasts indicate that, absent gains from asset sales which we may successfully execute, we will not have a distribution requirement for tax purposes in 2009, and based on the previous payout amounts, we will save approximately $90 million through the end of 2009, should our Board elect to continue the suspension of the dividend through that period. Naturally, our Board will consistently evaluate our dividend policy on a regular basis.

While our intense daily focus is on navigating through these turbulent and unusual times, our underlying fundamentals remain:

–	Our properties are in great physical condition, are operated under highly desirable consumer brands and can better compete during downturns;

–	Our properties are in markets with extraordinarily high barriers to entry;

–	We have less than 1% supply coming into our markets this year and next. Less in 2010 and none thereafter;

–	It is unlikely we will see new supply in our markets during the years thereafter as, given a 3 to 4 year planning and execution lead time, unless a property is financed, entitled, fully planned and ready to go now, it is unlikely to be a competitor in the foreseeable future;

–	Our current estimate of replacement cost within North America of approximately $700,000 per room serves as a proxy as to the economics of when a new competitor can come into the market as well as potentially a proxy for future value;

–	We have a shelf inventory of high return internal projects that we can execute as and when the markets are appropriate to profitably absorb them and when we feel the timing is right to commit the capital we are prudently currently conserving.

The velocity of market and operational changes is unprecedented and our active and involved Board is determined to take all measures to protect and enhance our shareholders’ values by constantly reviewing all actions necessary to achieve that end should market conditions and prudence dictate their implementation.

These are very trying times for everyone. However we believe this is a cyclical circumstance and economic recovery will inevitably come, bringing with it new growth dynamics and opportunities.

We believe that the segments in which we operate are:

–	The right ones to be in for the long term;

–	We have great product in great markets;

–	Our properties are managed by the most highly regarded branded operators in our industry;

–	Our hands on, tried and tested asset managers have at their disposal proven and flexible systems and processes to maximize flow throughs from every dollar of revenue and to gain market share;

–	We have the decades of experience and track record to successfully manage through this volatile period;

–	And, as the economy turns around, an examination of historic patterns of recovery in our high end markets clearly demonstrates that our business will thrive and prosper.

I’ll now open the call up to any questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS).

Our first question comes from the line of Jeff Donnelly with Wachovia Securities. You may proceed.

Jeff Donnelly—Wachovia Securities—Analyst

Good morning, guys. A couple of questions. First off, Jim, maybe more of a conceptual question. Everyone’s equity prices these days seems within lodging are off 60% to 80% the past year. On the revenue side, clearly based on your remarks, we are not at the bottom and credit markets remain challenging. It strikes me that as dividend cuts have become somewhat in vogue that inevitably companies are going to explore raising more permanent capital to adjust their capital structure through some form of common or preferred equity or increased asset sales. I know you have not given 2009 guidance but is this something you think is on your radar screen at this point, or among your peers, or do you expect to move ahead with the current capital structure right now?

Jim Mead—Strategic Hotels and Resorts—Executive Vice President and CFO

Let me ask Laurence. I think there are some strategic elements here as well as industry elements.

FINAL SCRIPT

Nov. 06. 2008 / 10:00AM ET, BEE - Q3 2008 Strategic Hotels and Resorts Earnings Conference Call

Laurence Geller—Strategic Hotels and Resorts—President and CEO

Jeff, as we have said in the past, this is a management team and a board that will leave no stone unturned in its efforts to protect all the shareholders’ values. As you know, Jim has mentioned, we are looking at modifying certain covenants in our line of credit. And we have adequate lines of credit. We also, as you all equally know, are still pursuing asset sales, albeit in a somewhat difficult and volatile environment given debt markets. While we have no current plans for restructuring the balance sheet, as these markets evolve, we don’t preclude the possibility of any action. Although based on our current forecast we have nothing immediately in process.

Jim Mead—Strategic Hotels and Resorts—Executive Vice President and CFO

I think also Jeff, talking industry wide for next year, your question is very conceptual. But, common equity markets seem to be very value oriented against one year forward numbers and you know as cash flows decline, the terminal value becomes a much heavier component of value from a real estate standpoint. If we can get to the point where we can start to see some positive signs of growth coming, I think that these stock prices can move very quickly and recapitalize the industry by themselves. The question will be who can make it through the next six quarters from a cash flow basis. We are taking things very pragmatically here. We have six unencumbered assets. Assets unencumbered by debt that are flexibly used.

Jeff Donnelly—Wachovia Securities—Analyst

That’s helpful. I’m curious how amenable have lenders been to adjusting covenants at this time. Have they been fairly receptive?

Jim Mead—Strategic Hotels and Resorts—Executive Vice President and CFO

Whether people are saying it or not it’s happening across the real estate industry right now. It is a reality of the business the lenders are in. Lenders do not want problems today they want solutions. I think we are in an unusual position versus some of the others we have seen. If you think about our unencumbered assets there are three Four Seasons, a Ritz-Carlton and a Renaissance in Paris. I think that when they look at our portfolio in particular, there is a willingness to work with us. Lenders are looking for solutions today. They are not looking to create problems through artificial covenant restrictions.

Jeff Donnelly—Wachovia Securities—Analyst

You mentioned you are still entertaining asset sales. Do you think you’ll have to, in this market, you’ll have to increasingly provide seller financing to make those deals happen?

Laurence Geller—Strategic Hotels and Resorts—President and CEO

At this stage, Jeff, that hasn’t been requested or mentioned at this time.

Jeff Donnelly—Wachovia Securities—Analyst

And maybe this is kind of related to how you allocate your cash. Would you guys consider repurchasing debt at a discount at this time? Or are you more focused on conserving your cash that you have?

Jim Mead—Strategic Hotels and Resorts—Executive Vice President and CFO

All of our securities are on the table right now at discounts to repurchase. I think that from our perspective, we need to take it a step at a time and make sure that we are comfortable about the operating environment before we make any dedication of our available liquidity. I think the thought on getting clarity in the operating environment is first and foremost what we have to do.

FINAL SCRIPT

Nov. 06. 2008 / 10:00AM ET, BEE - Q3 2008 Strategic Hotels and Resorts Earnings Conference Call

Jeff Donnelly—Wachovia Securities—Analyst

Just one last question. Is it possible for you to break out your current group bookings for the next few quarters by industry and maybe how that compares to what it’s been in the past. I’m curious for any major shifts, for example, finance industry or pharmaceuticals, et cetera.

Laurence Geller—Strategic Hotels and Resorts—President and CEO

Jeff, there have been no major shifts to date. What we have done in collaboration with our operators is scrub through the pace, the future bookings reports, on each hotel and have taken, if you will, reserves, or protective measures or alternative contingency plans against those coming from the financial services market. To date there hasn’t been a noticeable shift in where the bookings are coming from.

Jeff Donnelly—Wachovia Securities—Analyst

Thanks, guys.

Laurence Geller—Strategic Hotels and Resorts—President and CEO

To increase the focus shall I say on association business, which is stuff we have tended to weigh against in preference to corporate business as a protective measure, and by looking at our yield management and overbooking processes we are trying to give us as much comfort as we can. So no, there hasn’t been a noticeable shift. There has been a decline in tentative bookings, but not in definite bookings.

Operator

Our next question comes from the line of Bill Crow with Raymond James. You may proceed.

Bill Crow—Raymond James and Associates—Analyst

Good morning, guys. A couple of questions. Jim, have you calculated the cost next year to FFO per share from the exchangeable note accounting change?

Jim Mead—Strategic Hotels and Resorts—Executive Vice President and CFO

Yes, we have. I’m afraid I don’t have it at the tip of my tongue. Bill, we can get back to you. I think that more important is to understand what the convention will be in terms of how we all as an industry are going to approach that from a comparable standpoint.

Bill Crow—Raymond James and Associates—Analyst

More and more companies, those that are offering 2009 guidance seem to be operating with that charge incorporated. Obviously non-cash. If you can get back to me with that. Laurence, do you see an opportunity to sell European assets as opposed to domestic assets. Is the market a little better over there for European properties?

Laurence Geller—Strategic Hotels and Resorts—President and CEO

As you are well aware, Bill, we have one or two properties that we are looking at. At the moment, Prague and the Paris Le Parc. I will say that the market has more unique buyers in Europe than we appear to see in the more homogenized US market. So I can’t give you a general basis as I mentioned during the last call it is very much rifle shot marketing in these hotels that is very specific buyers who may well have an interest. It isn’t a general auction process. So if you have a property in Paris, I can say yes, you’ll probably find a unique audience to consider it. If you had a property in Detroit, I would say you don’t have a unique market.

FINAL SCRIPT

Nov. 06. 2008 / 10:00AM ET, BEE - Q3 2008 Strategic Hotels and Resorts Earnings Conference Call

Bill Crow—Raymond James and Associates—Analyst

You talked about saving $90 million a year from the dividend, or $90 million through next year, from the dividend cut. Have you looked at the preferred dividends as an opportunity to maybe, cut those a little bit?

Laurence Geller—Strategic Hotels and Resorts—President and CEO

Bill as I mentioned in my first answer to Jeff, we look at everything and we leave no stone unturned. At this moment the board has decided it’s appropriate to cut the common dividend and there is no immediate stress on us to take other measures.

Bill Crow—Raymond James and Associates—Analyst

Have you collected any fees from attrition given the group weakness or have you billed for fees that you haven’t received yet?

Laurence Geller—Strategic Hotels and Resorts—President and CEO

It’s a good question, Jeff. Let me explain. As soon as the crisis started to unfold, we saw an erosion in pace. History will teach us there is always erosion in your firm bookings and you are faced with a business look at attrition. Last time during the last cycle in the early 2000s, attrition fees, guarantees, cancellation fees, were only partially collected. In collaboration with our operators, we have put in some very rigorous policies as far as attrition is concerned and have to date collected those attrition fees we have.

We haven’t had a lot of them because we’ve only had nominal cancellations. My own experience would tend to say the deeper into the cycle and the more cancellations that occur, the more whining we get about attrition fees and negotiations. As you well know, the paradigm then is do you force a payment? Or do you allow somebody to rebook? Or is it such a good customer that you don’t want to lose that customer for years to come by forcing them over an individual payment? We have decided to take a much harder stance thus far and at this moment we see no reason to change the stance against being fairly forceful in collecting attrition fees. I suspect that will become more the case in 2009 than it is in 2008.

Bill Crow—Raymond James and Associates—Analyst

Yes. Okay. Jim, as you think about G&A, corporate G&A next year, is that a number that’s got some room for cuts in it? If so, can you give us an idea how much?

Jim Mead—Strategic Hotels and Resorts—Executive Vice President and CFO

Well I won’t give you an idea how much, but I’ll tell you that everything is always on the table and we are looking at ways to save at the properties and in our home office, on a continuing basis. I think our run rate for the year is the same as we had stated earlier. I think we said between $25 million and $26 million, somewhere in there. Which is substantially lower than last year. Look, Bill, there’s always room to cut. The balance is, of course, what we want to maintain in terms of capabilities when the market turns. So again, the cutting of overhead and lack of visibility can sort of go hand in hand. We need to get more visibility before we do anything substantial in our home office.

Bill Crow—Raymond James and Associates—Analyst

Thanks, guys.

Operator

Our next question comes from the line of Smedes Rose with Keefe, Bruyette & Woods.

Smedes Rose—Keefe, Bruyette and Woods—Analyst

FINAL SCRIPT

Nov. 06. 2008 / 10:00AM ET, BEE - Q3 2008 Strategic Hotels and Resorts Earnings Conference Call

Jim, I was wondering if you could talk more about the goodwill write down on those two properties. Do you expect to test for goodwill impairment on other properties and would you expect to write down additional goodwill? How is the amount of the goodwill determined? Is it based on your original purchase price? Initial underwriting thoughts relative to how you are now? How does that work exactly?

Jim Mead—Strategic Hotels and Resorts—Executive Vice President and CFO

When we purchase a property, we hire a third party to help us allocate the purchase price among FF& E, land, other fixed assets, and goodwill. As is typical, the quicker the rise in the cycle, the more goodwill that tends to get booked onto the books. So as a result of the timing of our purchases, we have some goodwill on the most recent acquisitions. When the stock price fell below our book value, it put pressure on us to demonstrate from an accounting perspective that we should continue to hold that goodwill. Goodwill has a different standard than fixed assets do. So this quarter we did a snap shot valuation and did some estimates and wrote off goodwill on two of our properties. We’ll have to continue to do that on a regular quarterly basis and we’ll just see where it goes. Again, the issues on clarity of what 2009 brings places more uncertainty around these valuation exercises. So we’ll have to do it every quarter and we’ll just see how it goes.

Smedes Rose—Keefe, Bruyette and Woods—Analyst

Okay. Thank you.

Operator

Next question comes from the line of Mike Salinsky with RBC Capital Markets.

Guillermo Garau-Medina—RBC Capital Markets—Analyst

Good morning, you talked a little bit about your capital spending plans. Could you elaborate a little more with regards to where you stand with developments and in particular could you give us more detail with regard to the La Solana hotel and the Four Seasons at Santa Fe?

Laurence Geller—Strategic Hotels and Resorts—President and CEO

Yes. The La Solana project, as mentioned during our last call, we are taking steps to find an appropriate housing partner, and I use that term in a generic form rather than as a specific legal term, that we can determine when we do choose to go forward with that project how we can offset the value of the housing land against the cost of the hotels. Where the planning is continuing to a degree, so are extensive discussions with potential partners on this.

Guillermo Garau-Medina—RBC Capital Markets—Analyst

Okay. Do you actually have any commitments? Or can you just back out from any particular plans that you had for it?

Laurence Geller—Strategic Hotels and Resorts—President and CEO

Given that we control all aspects of that development, we have no firm commitments to do any particular course of action at any time on that land.

Guillermo Garau-Medina—RBC Capital Markets—Analyst

What about the potential hotel in Santa Fe?

FINAL SCRIPT

Nov. 06. 2008 / 10:00AM ET, BEE - Q3 2008 Strategic Hotels and Resorts Earnings Conference Call

Laurence Geller—Strategic Hotels and Resorts—President and CEO

In Santa Fe we are constantly re-examining the situation there. Because we are really somewhat at the hands of the developer, GICSA, as it fits in with their plans not just for this particular project, which is Santa Fe. Suffice it to say we constantly re-evaluate that.

Jim Mead—Strategic Hotels and Resorts—Executive Vice President and CFO

I’ll just clarify one thing. Right now we have an option, effectively, on that hotel in Santa Fe. Being an option it is, of course, very valuable to us but we have yet to make the final decision on whether to go forward or not.

Guillermo Garau-Medina—RBC Capital Markets—Analyst

Perfect. You talked a little bit about your potential asset sales. You talked about the Intercontinental Prague. Can you share some light with regard to the Marriott Lincolnshire and the Ritz-Carlton Half Moon Bay which you have identified as potential sales targets.

Laurence Geller—Strategic Hotels and Resorts—President and CEO

The Marriott Lincolnshire is an asset we are currently working with or landowner, as you know it’s a land lease, on restructuring that land lease. Once that is done and market conditions allow it we will give consideration to put that back into the market immediately. There is so much money to be made as well as product desirability by restructuring the lease that as we reported previously, that’s our first priority. As far as Half Moon Bay, I can tell you that the market for potential buyers has been slim thus far.

Guillermo Garau-Medina—RBC Capital Markets—Analyst

Okay. Perfect. That’s very helpful. Thanks .

Operator

Next question comes from the line of Juan Kemp with JMP Securities

Juan Kemp—JMP Securities—Analyst

Most of my questions have been answered. Looking ahead just in general, given the currency fluctuations in Europe, what is the magnitude of difference you see going forward? The difference and weakness between the US and Europe? For example, for any given RevPAR decline in the US, do you see that higher or lower in Europe?

Jim Mead—Strategic Hotels and Resorts—Executive Vice President and CFO

I don’t have something magical to tell me where exchange rates are going. If you were going to look at the impact, you could look at the average exchange rate changes year over year and apply that to the numbers in local currency to sort of figure out the impact. I think between a year ago and today I don’t know the exact difference. But it might be around 15%. Maybe as much as 15% different a year ago I think then it is today. And we’d look at that 15% being applied to the rates in Europe as an offset. So we could have, we could be reporting negative RevPAR next year even though we have a 15% increase in RevPAR in local currency.

Juan Kemp—JMP Securities—Analyst

Got it.

FINAL SCRIPT

Nov. 06. 2008 / 10:00AM ET, BEE - Q3 2008 Strategic Hotels and Resorts Earnings Conference Call

Jim Mead—Strategic Hotels and Resorts—Executive Vice President and CFO

We are going to have to look at where exchange rates are going in the quarter.

Juan Kemp—JMP Securities—Analyst

Okay. Thank you.

Operator

Next question comes from the line of Chris Woronka with Deutsche Bank. You may proceed.

Chris Woronka—Deutsche Bank—Analyst

In terms of your operators have you starting to see any conflicts in terms of them getting revenue into the hotel maybe by cutting rates. You guys may be preferring not to open up so much of that discounted business. You know I suspect as you look out to 2009, it’s got fairly important margin implications. Just kind of your thoughts there. Being at the high end is tough with pricing, but how are you working with the operators to kind of avoid some of the conflicts we have seen in the past.

Laurence Geller—Strategic Hotels and Resorts—President and CEO

Chris, thanks. As you know, we are no shrinking violets in our relationship with operators and I’ve been the first to criticize them vocally. However, having said all of that, the difference between the cycle of the 2000 to 2003 to2004 period and now, the collaboration between ourselves and our operators, on all aspects from cost cutting to standard modifications to amenities changes to rate setting revenue management and pricing is unprecedented and all is very well as we come out of this cycle. I will say no operator is better or worse than the other in this context.

It is a very collaborative effort and it comes from a decade long relationship with the operators where they have seen that they can work and we can become complimentary to them and they to us. These decisions are made almost without exception collaboratively and easily and the operators have shown a great willingness to take bold steps and therefore I don’t see the conflicts we had in the early period where they were trying to boost revenue or occupancy at any demand for other purposes. So this is a very, very collaborative partnership throughout. And I do think that our motives, methods and objectives are completely aligned. It is a pleasure for me to be able to say that. The speed of decision making in corporate headquarters when standards need to be changed is for me remarkable and for all of us around the table here very pleasant.

Chris Woronka—Deutsche Bank—Analyst

Okay. Thanks. That’s helpful.

Operator

Our next question comes from the line of Andrew Whitman with Robert W. Baird. You may proceed.

Andrew Whitman—Robert W. Baird—Analyst

Good morning, gentlemen. Jim a question for you just as you have looked at the covenants with the banks and spent some time dealing with it, can you just give us an idea of which covenant you find being the more restrictive as we have looked at it we saw there is a fixed charge coverage also the total leverage coverage. Can you talk about which one of those would be maybe more at risk and what the environment would have to look like to get into it at the current levels and what it might look like at the levels you are trying to renegotiate the covenants to?

FINAL SCRIPT

Nov. 06. 2008 / 10:00AM ET, BEE - Q3 2008 Strategic Hotels and Resorts Earnings Conference Call

Jim Mead—Strategic Hotels and Resorts—Executive Vice President and CFO

Yeah, those two covenants you brought out are the two operative ones. And I think if you think about the overall market, which is where you have to start, it’s not just a decline in any period. It is the steepness of the decline and the length of the decline. So in order to answer your question, we’d have to have a better view on both of those things and we really don’t have a great view. I would say that we’d have to be on the order of twice the decline that we had this year, that we think we’ll have this year, in order to get to a point where we are at risk with either of those covenants.

I can’t tell you which one of those covenants is going to be more at risk because I think they are both, as I said, operative. What the objective is, is to make sure we don’t have to have that discussion. The objective is we go back to the lenders and we have a discussion around the extraordinary collateral base that we have and try to figure a solution so we don’t have to worry about these covenants and we are working on it today. So you know, I don’t think it’s particularly critical and time sensitive. from my perspective. So we have time to work this out, we have great collateral and I think that it will become something that does not ever get to an urgent nature for us.

Laurence Geller—Strategic Hotels and Resorts—President and CEO

I wonder if I could add something here. Over the past decade we have established proven, tried and very strong relationships with our lead bankers. We have successfully concluded many business arrangements with them and gone through good times and bad times with them. Those relationships in periods like this, the reliability trust and confidence that the parties have in each other is such that it makes talking to the banks and working with the banks about restructuring this type of line of credit, while never easy, far more compelling to all parties than it would be had you not had a decade long relationship with them. So that is a very, very positive asset for this company. And I actually think it’s a positive asset for our bankers as well.

Andrew Whitman—Robert W. Baird—Analyst

That is actually very good color. I appreciate that. Just along the relationship ends, can you just talk about who the lion’s share of the banks are that make up the line? I know there is something on the order of 15 to 20 banks behind it. But the people who are very important in the negotiation, again are?

Jim Mead—Strategic Hotels and Resorts—Executive Vice President and CFO

Yeah the lead banks to the line are Deutsche Bank, Citigroup and JP Morgan and Bank of America, after its acquisition of LaSalle, has a pretty big piece of the line also.

Andrew Whitman—Robert W. Baird—Analyst

Does that get you pretty close to majority stake?

Jim Mead—Strategic Hotels and Resorts—Executive Vice President and CFO

You’d have to ask a couple others. We have great relationships with MetLife and Wachovia. There are other lenders in there that are terrific relationships.

Laurence Geller—Strategic Hotels and Resorts—President and CEO

Andrew, we invited most of these lenders into our line. It was a highly sought after line. We invited them in based on a lengthy history with these people.

FINAL SCRIPT

Nov. 06. 2008 / 10:00AM ET, BEE - Q3 2008 Strategic Hotels and Resorts Earnings Conference Call

Andrew Whitman—Robert W. Baird—Analyst

Fabulous. Thank you very much.

Laurence Geller—Strategic Hotels and Resorts—President and CEO

They are beneficial relationships so I’m very pleased with them.

Operator

I will now turn the call over to management for closing remarks.

Laurence Geller—Strategic Hotels and Resorts—President and CEO

Thanks very much. I just would like to make a couple of quick comments. Having been through many of these cycles over the last several decades, and having come through them, we find that when you manage through these with thoughtfulness, prudence and flexibility, you inevitably can come out much stronger than you did going into the cycle and I see no reason for this to be different this time. We have worked very hard on our margins. We are working hard to continue to outperform anybody else in margin protection, and we will continue to do that as well as be working with our cost structure at our corporate office. These are difficult times, but we do, as I said in the comments, we do believe this is a cyclical event and we will come out stronger for it. I look forward to better times for this country and for all of us, and to reporting to you again next quarter. Thank you.

Operator

Thank you for your participation, this concludes the conference and you may now disconnect.